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                                                               EXHIBIT NO. 10(S)
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                        THE PROGRESSIVE CORPORATION 1999
                      INFORMATION SERVICES INCENTIVE PLAN

1. The Progressive Corporation and its subsidiaries ("Progressive" or the "Company") have adopted the Progressive Corporation 1999 Information Services Incentive Plan (the Plan) as part of their overall compensation program.

2. All officers and regular employees of Progressive who are assigned primarily to Information Services as of December 1 (or such other date as may be determined by the Chief Human Resource Officer) of a given Plan year are eligible to be selected for participation in the Plan. The Chief Information Officer will be a participant in the Plan. The Chief Human Resource Officer and either the CEO - Insurance Operations or the CFO ("Designated Officers") shall have the authority to select other Plan participants for any given plan year.

3. Annual payments under the Information Services (I/S) Incentive Plan will be determined by application of the following formula:

Annual I/S Incentive Payment = Paid Earnings x Target Percentage x I/S Performance Factor

The Annual I/S Incentive Payment to any participant with respect to any given plan year will not exceed $250,000.00.

4. Paid Earnings for any Plan year means the following items paid to a participant during the Plan year: (a) regular, vacation, sick, holiday, funeral and overtime pay, (b) lump sum merit adjustments based on performance and (c) retroactive payments of any of the foregoing items relating to the same Plan year.

     For purposes of the Plan, Paid Earnings shall not include any short-term or long-term disability payments made to the participant, the earnings replacement component of any worker's compensation award or any other bonus or incentive compensation awards.

     Notwithstanding the foregoing, if the sum of the regular, vacation, sick, holiday and funeral pay received by a participant during a Plan year exceeds his/her salary range maximum for that Plan year, then his/her Paid Earnings for that Plan year shall equal his/her salary range maximum, plus any of the following items received by such participant during that Plan year: (a) overtime pay, (b) retroactive payments of regular, vacation, sick, holiday, overtime and funeral pay and (c) lump sum merit adjustments.

5. Target Percentages vary by position and shall be determined on an annual basis by the Designated Officers. The Chief Information Officer's target percentage will be 10%, until otherwise determined by the Executive Compensation Committee (the "Committee") of the Board of Directors of The Progressive Corporation.

6.  The I/S Performance Factor

The I/S Performance Factor is based on application availability measured on a point system and may vary from 0 to 2.0. Points are awarded for every day that production systems, both mainframe and client/server, are outage free. If there is an outage in any production system, all of the points are lost for that day. Measured applications, hours, outage definitions and point values will be defined on an annual basis, by or under the direction of the Designated Officers.

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7.  Subject to Paragraph 8 below, no later than December 31 of each Plan year, each participant will receive an initial payment in respect of his or her Annual I/S Incentive Payment for that Plan year equal to 75% of an amount calculated on the basis of Paid Earnings for the first 11 months of the Plan year, one month of estimated earnings, performance data through the first 11 months of the Plan year (estimated, if necessary) and one month of forecasted operating results. No later than February 15 of the following year, each such participant shall receive the balance of his or her Annual I/S Incentive Payment, if any, for such Plan year, based on his or her Paid Earnings and performance data for the entire Plan year.

     Any Plan participant who is then eligible to participate in The Progressive Corporation Executive Deferred Compensation Plan ("Deferral Plan") may elect to defer all or a portion of the Annual I/S Incentive Payment otherwise payable under this Plan, subject to and in accordance with the terms of the Deferral Plan.

8. Unless otherwise determined by the Committee or as provided at Paragraph 10 hereof, in order to be entitled to receive any portion of an Annual I/S Incentive Payment for any Plan year, the participant must be employed by Progressive on the payment date for that portion of the Annual I/S Incentive Payment. Annual I/S Incentive Payments will be net of any legally required deductions for federal, state and local taxes and other items.

9. The right to any I/S Incentive Payment hereunder may not be transferred, assigned or encumbered by any participant. Nothing herein shall prevent any participant's interest hereunder from being subject to involuntary attachment, levy or other legal process.

10. The Plan shall be administered by or under the direction of the Committee. The Committee shall have the authority to adopt, alter and repeal such rules, guidelines, procedures and practices governing the Plan as it shall, from time to time, in its sole discretion, deem advisable.

     The Committee shall have full authority to determine the manner in which the Plan will operate, to interpret the provisions of the Plan and to make all determinations hereunder. All such interpretations and determinations shall be final and binding on Progressive, all Plan participants and all other parties. No such interpretation or determination shall be relied on as a precedent for any similar action or decision.

     Unless otherwise determined by the Committee, all of the authority of the Committee hereunder (including, without limitation, the authority to administer the Plan, interpret the provisions thereof, waive any of the requirements specified herein and make determinations hereunder and to establish, change or modify performance measures) may be exercised by the Designated Officers. In the event of a conflict, the determination of the Committee will govern.

11. The Plan may be terminated, amended or revised, in whole or in part, at any time and from time to time by the Committee, in its sole discretion.

12. The Plan will be unfunded and all payments due under the Plan shall be made from Progressive's general assets.

13. Nothing in the Plan shall be construed as conferring upon any person the right to remain a participant in the Plan or to remain employed by Progressive, nor shall the Plan limit Progressive's right to discipline or discharge any of its officers or employees or change any of their job titles, duties or compensation.

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14.  Progressive shall have the unrestricted right to set off against or recover out of any Annual I/S Incentive Payment or other sums owed to any participant under the Plan any amounts owed by such participant to Progressive.

15. This Plan is adopted, and is to be effective, as of January 1, 1999. This Plan shall be effective for 1999 and for each calendar year thereafter unless and until terminated by the Committee.

16. This Plan shall be interpreted and construed in accordance with the laws of the State of Ohio.